EXHIBIT 23(a)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Sensient Technologies Corporation on Form S-8 of our reports dated February 12, 2004, appearing in and incorporated by reference in the Annual Report on Form 10-K of Sensient Technologies Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

August 20, 2004